EXHIBIT 99.1

PRESS RELEASE

Contact:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER EARNINGS

HALIFAX, PA, July 16, 2009 — Riverview Financial Corporation reported net income of $806,000 for the six months ended June 30, 2009, an increase of $480,000, as compared with net income of $326,000 for the six months ended June 30, 2008.  Basic and diluted earnings per share were $0.46 per share for the six months ended June 30, 2009, or 35.3% higher than $0.34 per basic earnings per share for the six months ended June 30, 2008.  The first six months of 2009 produced an annualized return on average assets of 0.68% as compared with 0.53% for the first six months of 2008 and an annualized return on average equity of 6.72% for the six months ended June 30, 2009 as compared with 5.13% for the six months ended June 30, 2008.  Riverview’s book value per share increased to $13.87 at June 30, 2009, an increase of 3.6% from $13.39 at June 30, 2008.

Robert M. Garst, Chief Executive Officer, commented, “We are again very pleased with our earnings trend and overall performance for the second quarter.  Our financial results for this year demonstrate the effectiveness of the consolidation between The First National Bank of Marysville and Halifax National Bank as well as our efforts to remain focused on our core banking business, improve our efficiencies and safeguard our asset quality.  We continue to be well capitalized, as defined by our regulators, and we are confident that our liquidity and capital positions support our ability to remain profitable in these challenging economic times.”

Riverview Financial Corporation, with assets of $235.9 million, is the bank holding company for its principal subsidiary, Riverview National Bank, which serves the communities of Perry, Dauphin and Cumberland counties through the five full service branches of The First National Bank of Marysville and the three full service branch facilities and one drive-up office of Halifax National Bank.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.